Exhibit 99.1

Aspen Technology Announces Completion of Audit Committee Investigation and
Filing of Restated Annual Report with S.E.C.

CAMBRIDGE, Mass.—March 15, 2005—Aspen Technology, Inc. (Nasdaq: AZPNE), the leading provider of software and services to the process industries, today announced that the Audit Committee of the Company's Board of Directors has completed its previously announced financial review and the Company has restated its financials for each of the fiscal years ended June 30, 2000 through June 30, 2004. In connection with the restatement, the Company has filed with the Securities and Exchange Commission an amendment to its Annual Report on Form 10-K/A for the fiscal year ended June 30, 2004. The Company also has filed with the Securities and Exchange Commission Quarterly Reports on Form 10-Q for the quarters ended September 30, 2004 and December 31, 2004.

The Company believes that it has now complied with the March 15 filing deadline set forth by the Nasdaq Listing Qualifications Panel in granting the Company's request for continued listing on the Nasdaq National Market.

On October 27, 2004, the Company announced that the Audit Committee had commenced a detailed investigation of the Company's accounting for certain software license and service agreement transactions entered into with certain alliance partners and other customers during fiscal years 2000 through 2002. The scope of the Audit Committee's investigation was later expanded to include certain transactions entered into during fiscal years 1999, 2003 and 2004. Based upon the Audit Committee's investigation, the Company determined that certain license transactions entered into in fiscal years 1999 through 2002 were accounted for improperly, and concluded that license revenues associated with the transactions were misstated in fiscal years 1999 through 2004.

In addition, and based on information discovered during the Audit Committee's investigation, the Company determined that accounting for software license sales to resellers should have been recorded on a sell-through, or consignment, basis, rather than a sell-in, or upfront, basis resulting in the deferral of license revenues from the period in which they were originally recorded to the period in which the software licenses were sold by the resellers to end users. As a result of the foregoing, the financial statements for the fiscal years 2000 through 2004 have been restated.

The Company has also determined that accounting for tax withholdings involving transactions in Japan and an associated change in Japanese tax law required restatement, that the timing of certain reductions in software license revenues should be restated, and that equity in earnings from joint ventures and loss (gain) on sales and disposals of assets should be reclassified. The restatement also includes the recording of previously identified errors that were previously not recorded because in each case and in aggregate the Company believed the amount of any such error was not material to the Company's consolidated financial statements.

As a result of these restatements, total revenues for fiscal 2004 increased by $7.3 million or 2%; total revenues for fiscal year 2003 increased by $23.7 million or 7%; total revenues for fiscal year 2002 increased by $1.8 million or 1%; total revenues for fiscal year 2001 decreased $12.5 million or 4%; and total revenue for fiscal year 2000 decreased $7.0 million or 3%.

The restatement adjustments resulted in increases in net income of $6.8 million in fiscal year 2004, $21.6 million in fiscal year 2003, and $1.2 million in fiscal year 2002. Net income in fiscal years 2001 and 2000 decreased by $16.4 million and $8.7 million, respectively. Restatement adjustments for fiscal year 1999 resulted in increases to the opening balance of the accrued deficit account in fiscal year 2000 by $6.8 million. The revenue restatements did not have an affect on the Company's cash, cash equivalents, or short term investments.

For additional details pertaining to the Company's financial restatements, investors are encouraged to refer to the Company's recently filed amendment to its Annual Report on Form 10-K/A for the fiscal year ended June 30, 2004. For additional details pertaining to the Company's status with respect to its listing on the Nasdaq National Market, investors are encouraged to refer to the Company's Form 8-K filing made on January 14, 2005.

Conference Call and Webcast

        The Company will hold a conference call and webcast to discuss its financial results, the results of its Audit Committee review and financial restatement, the status and outlook for the Company's business, and related corporate and financial matters at 5:45 p.m. Eastern time on March 15, 2005. The live dial-in number for the call is 877-239-3024. Interested parties may also listen to a live webcast of the call by logging on to AspenTech's website: http://www.aspentech.com and clicking on the "webcast" link under the investor relations section of the site. A replay of the call will be archived on AspenTech's website and will also be available for 72 hours via telephone, beginning 8:30 p.m. Eastern time on March 15, 2005, by dialing (800) 642-1687 and entering confirmation code 4697408.

About AspenTech

        Aspen Technology, Inc. provides industry-leading software and implementation services that enable process companies to use simulation models to increase efficiency and profitability. aspenONE™, a new generation of software solutions and services from AspenTech, represents a major step forward in helping process manufacturers achieve their strategic operational excellence initiatives. The first comprehensive offering to address the demands of the Enterprise Operations Management (EOM) market, aspenONE provides companies with integrated systems that enable them to manage and optimize their operational performance. Over 1,500 companies license on AspenTech's software, including Aventis, Bayer, BASF, BP, ChevronTexaco, Dow Chemical, DuPont, ExxonMobil, Fluor, GlaxoSmithKline, Shell, and Total. For more information, visit www.aspentech.com.